UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 13, 2020

CINCINNATI BELL INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-8519	31-1056105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 East Fourth Street
Cincinnati, OH 45202
(Address of Principal Executive Office)

(513) 397-9900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares ($0.01 par value)	CBB	New York Stock Exchange
Depositary Shares, each representing 1/20 interest in a Share of 6 3/4% Cumulative Convertible Preferred Stock, without par value	CBB.PB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act.  ☐

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Agreement and Plan of Merger

On March 13, 2020, Cincinnati Bell Inc., an Ohio Corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Red Fiber Parent LLC, a Delaware limited liability company (“Parent”), and RF Merger Sub Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”).  The Merger Agreement, which has been approved by the Board of Directors of the Company (the “Board”), provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each of the Company’s issued and outstanding shares of common stock, par value $0.01 per share (the “Company Common Shares”) (other than Company Common Shares owned by the Company or by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or of Parent (other than Merger Sub) immediately prior to the Effective Time and other than Company Common Shares as to which dissenters’ rights have been properly exercised), will be converted into the right to receive $15.50 in cash per Company Common Share (the “Merger Consideration”), without interest.  The Company’s shares of 6 3/4% Cumulative Convertible Preferred Shares, without par value (the “6 3/4% Preferred Shares”), will remain issued and outstanding as 6 3/4% Preferred Shares of the Company, without par value, immediately following the Effective Time.

The consummation of the Merger is subject to customary conditions, including: (i) the adoption of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of all outstanding Company Common Shares and 6 3/4% Preferred Shares, voting as a single class (the “Shareholder Approval”); (ii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) the receipt of any required consents or approvals from (a) the Committee on Foreign Investment in the United States, (b) the Federal Communications Commission, (c) state public service and state public utility commissions, and (d) local regulators in connection with the provision of telecommunications and media services; and (iv) the absence of any legal restraint preventing the consummation of the Merger.

The Merger Agreement contains representations and warranties and covenants of the parties customary for a transaction of this nature.  Among other things, the parties have agreed to use reasonable best efforts to obtain any required regulatory approvals.  Until the earlier of the termination of the Merger Agreement and the Effective Time, the Company has agreed to operate its business in the ordinary course in all material respects and has agreed to certain other operating covenants and to not take certain specified actions prior to the consummation of the Merger, as set forth more fully in the Merger Agreement.  The Company has also agreed to convene and hold a meeting of its shareholders for the purpose of obtaining the Shareholder Approval.

The Company is subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to, and engage in discussions or negotiations with, third parties regarding alternative acquisition proposals.

Notwithstanding the “no-shop” restrictions, prior to obtaining the Shareholder Approval, the Company may under certain circumstances provide non-public information to, and participate in discussions or negotiations with, third parties with respect to any unsolicited alternative acquisition proposal that the Board has determined constitutes or would reasonably be expected to result in a Superior Company Proposal.  A “Superior Company Proposal” is a bona fide written offer that the Board determines in good faith, and after consultation with its financial advisor and outside legal counsel, (1) is on terms more favorable from a financial point of view to the Company’s holders of Company Common Shares than the Merger and (2) is reasonably likely to be completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of such proposal, and is fully financed or for which financing (if required) is fully committed or, in the good faith determination of the Board, is reasonably likely to be obtained.

Prior to obtaining the Shareholder Approval, the Board may, among other things, (1) change its recommendation that the Company’s shareholders adopt the Merger Agreement or (2) terminate the Merger Agreement to enter into a definitive acquisition agreement providing for a Superior Company Proposal, subject to complying with notice and other specified conditions, including giving Parent the opportunity to propose revisions to the terms of the Merger Agreement during a period following notice.

The Merger Agreement contains certain termination rights for the Company and Parent, including, among others, the right of (1) the Company to terminate the Merger Agreement in order to enter into a definitive acquisition agreement providing for a Superior Company Proposal and (2) Parent to terminate the Merger Agreement as a result of the Board changing its recommendation with respect to the Merger Agreement.

Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee.  Generally, if the termination fee becomes payable as a result of the Company terminating the Merger Agreement in order to enter into a definitive acquisition agreement, or by Parent as a result of the Board changing its recommendation with respect to the Merger in connection with receipt of an acquisition proposal or under certain other circumstances, the amount of the termination fee will be $7.5 million.

The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $45.6 million (the “Reverse Termination Fee”) upon the termination of the Merger Agreement by Parent under specified conditions.  Certain funds managed by Macquarie Infrastructure and Real Assets, Inc. and the Private Equity Group of Ares Management Corporation (NYSE: ARES) (the “sponsors”) have entered into limited guarantees with the Company to guarantee Parent’s obligation to pay the Company the Reverse Termination Fee.

Parent has obtained debt financing commitments from Goldman Sachs Bank USA, Regions Bank, Regions Capital Markets, a division of Regions Bank, and Société Générale and equity financing commitments from the sponsors, in each case to fund the transactions contemplated by the Merger Agreement.  The Merger Agreement requires Parent to use its commercially reasonable efforts to obtain the financing on the terms and conditions described in the financing commitments.  The Company is entitled to specific performance to enforce Parent’s obligation to cause the equity financing to be funded if, subject to certain other conditions specified in the Merger Agreement, the debt financing has been funded or will be funded substantially concurrently with the equity financing and the closing of the transactions contemplated by the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and the terms of which are incorporated herein by reference.

The representations and warranties of the Company contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement.  In addition, such representations and warranties (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by certain documents filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by the Company prior to the date of the Agreement, (c) have been qualified by confidential disclosures made to Parent in connection with the Merger Agreement, (d) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (e) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (f) have been included in the Merger Agreement for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts.  Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or any of its subsidiaries or business.  Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or business.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 1.02	Termination of a Material Definitive Agreement

Immediately prior to entering into the Merger Agreement, the Company delivered to Charlie AcquireCo Inc. (“Brookfield Parent”) a written notice terminating the Agreement and Plan of Merger, dated as of December 21, 2019 and as amended as of February 27, 2020, March 3, 2020 and March 4, 2020 (the “Brookfield Merger Agreement”), by and among the Company, Brookfield Parent and Charlie Merger Sub Inc.  In connection with the termination of the Brookfield Merger Agreement, the Company has paid to Brookfield Parent a termination fee of $24.8 million (the “Brookfield Termination Fee”) as required by the terms of the Brookfield Merger Agreement.

Item 8.01	Other Events

On March 13, 2020, the Company issued a press release announcing the entry into the Merger Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 13, 2020, by and among Cincinnati Bell Inc., Red Fiber Parent LLC and RF Merger Sub Inc.
99.1	Press Release, dated March 13, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Parent.  In connection with the proposed acquisition, the Company intends to file relevant materials with the SEC, including the Company’s proxy statement relating to the proposed transaction with Parent in preliminary and definitive form.  Shareholders of the Company are urged to read all relevant documents filed with the SEC, including the Company’s proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction.  Investors and shareholders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Cincinnati Bell at investor.cincinnatibell.com or by directing a request to Cincinnati Bell’s Investor Relations Department at 1-800-345-6301 or investorrelations@cinbell.com.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed transaction with Parent.  Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on March 19, 2019, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on February 24, 2020.  These documents may be obtained free of charge from the sources indicated above.  Additional information regarding the interests of these participants which may, in some cases, be different than those of the Company’s shareholders generally, will also be included in the Company’s proxy statement relating to the proposed transaction with Parent, when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

Certain of the statements in this communication contain forward-looking statements regarding future events and results that are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, are statements that could be deemed forward-looking statements.  These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Words such as “expects,” “anticipates,” “predicts,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “will,” “may,” “proposes,” “potential,” “could,” “should,” “outlook,” or variations of such words and similar expressions are intended to identify such forward-looking statements.  In addition, any statements that refer to projections of future financial performance, anticipated growth and trends in businesses, and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned that these forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause actual results to differ materially and adversely from those reflected in the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to: (i) the risk that the proposed merger with Parent may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approval of the proposed merger with Parent by the Company’s shareholders; (iii) the possibility that competing offers or acquisition proposals for the Company will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances which would require the Company to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the merger on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (vii) risks related to diverting management’s attention from the Company’s ongoing business operations; (viii) the risk that shareholder litigation in connection with the merger may result in significant costs of defense, indemnification and liability and (ix) (A) those discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and, in particular, the risks discussed under the caption “Risk Factors” in Item 1A, and (B) those discussed in other documents the Company filed with the SEC.  Actual results may differ materially and adversely from those expressed in any forward-looking statements.  The Company undertakes no, and expressly disclaims any, obligation to revise or update any forward-looking statements for any reason, except as required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

Date: March 13, 2020	By:	/s/ Christopher J. Wilson
Name: Christopher J. Wilson
Title: Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of March 13, 2020, by and among Cincinnati Bell Inc., Red Fiber Parent LLC and RF Merger Sub Inc.
99.1	Press Release, dated March 13, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC.